Exhibit 10.15

World Headquarters
One American Road
Dearborn, MI 48126-2798

[DATE]

NAME,

Congratulations! In recognition of your expected future contributions to the Company, the Compensation, Talent and Culture Committee approved a stock-based award for you. This award is a grant of Restricted Stock Units (RSUs).

a.Grant Value: $[______]
b.Grant Date: [_______]
c.Grant Date Fair Market Value of a share of Ford Common Stock (FMV): $[____]
d.Granted RSUs*: [_____]

The RSUs will vest after [one/two/three-] year/s from the date of grant/[x]% of the RSU Grant will vest after one year from the date of grant; [x]% of the RSU Grant will vest after two years from the date of grant; and [x]% of the RSU Grant will vest after three years from the date of grant. As soon as feasible after the end of the restriction period, the RSUs will be converted to shares of Ford Motor Company Common Stock, less shares withheld to cover applicable taxes. The resulting shares will be placed in an account in your name.

The grant is subject to the terms and conditions of the Company’s Long-Term Incentive Plan and your RSU Agreement.

[A retention agreement outlining the terms and conditions of this grant will be provided to you via your Morgan Stanley account. Upon logging into your Morgan Stanley account, you will have a task to review and either accept or disagree with the terms of the agreement.

Since this is a retention award, notwithstanding anything to the contrary set forth in the terms and conditions, if your employment with the Company is terminated at any time prior to the retention period end date for any reason other than death, or as described in the fourth paragraph of Article 3 of the terms and conditions, any unvested RSUs will be cancelled.]

[Or]

[The Restricted Stock Unit (RSU) Agreement outlining the terms and conditions of this grant can be found on Life@Ford > Compensation > Policies > Stock Awards under the Plan Documents and Agreements section.]

*The Grant Value divided by the FMV equals the quantity of RSUs granted; fractional RSUs are truncated.

[All incentive-based compensation (including, but not limited to, Annual Performance Bonus Plan awards and PSU grants and final awards under the Long-Term Incentive Plan) is subject to any recoupment, “clawback” or similar provision of applicable law, as well as any applicable recoupment or “clawback” policies of the Company that may be in effect from time to time, including, without limitation, to the extent applicable to you: (1) the Ford Motor Company Corporate Officer Compensation Recoupment Policy, (2) the Ford Motor Company Financial Statement Compensation Recoupment Policy, and (3) the Ford Motor Credit Company Financial Statement Compensation Recoupment Policy.]

For more information on your award, including the Long-Term Incentive Plan prospectus, accessing your stock account at Morgan Stanley and general taxation, visit Life@Ford > Compensation > Policies > Stock Awards. If you have any questions regarding your RSUs, please contact People First through the Help dropdown on Life@Ford.

Regards,